« SPOTIFY TECHNOLOGY S.A. »
société anonyme
L-1610 Luxembourg, 42-44, Avenue de la Gare
R.C.S. Luxembourg, section B numéro 123 052

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STATUTS COORDONNES à la date du 14 avril 2022

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CHAPTER I. FORM, NAME, REGISTERED OFFICE, OBJECT, DURATION
Article 1.- Form, Name
The company is formed as a “société anonyme”, governed by the laws of the Grand Duchy of Luxembourg, especially the law of August 10th, 1915 on commercial companies (the “Law”), as amended, and by the present articles of association (the “Articles of Association”) (the “Company”).
The Company exists under the name of “SPOTIFY TECHNOLOGY S.A.”.
Article 2.- Registered Office
1.The registered office of the Company is established in the City of Luxembourg.
2.The registered office may be transferred to any other place within the City of Luxembourg or to any other municipality in the Grand Duchy of Luxembourg by a resolution of the Board of Directors. Branches or other offices may be established either in the Grand Duchy of Luxembourg or abroad by resolution of the Board of Directors. Subsequently, the Board of Directors is authorized to amend the Articles of Association to reflect the change of municipality of the registered office of the Company and to record it in front of a notary.
3.In the event that in the view of the Board of Directors extraordinary political, economic or social developments occur or are imminent that would interfere with the normal activities of the Company at its registered office or with the ease of communications with such office or between such office and persons abroad, it may temporarily transfer the registered office abroad, until the complete cessation of these abnormal circumstances. Such temporary measures will have no effect on the nationality of the Company, which, notwithstanding the temporary transfer of the registered office, will remain a company governed by the laws of the Grand Duchy of Luxembourg.
Article 3.- Object
1.The object of the Company is the acquisition and holding of direct or indirect interests in Luxembourg and/or in foreign undertakings, as well as the administration, development and management of its holdings.
2.The Company may provide any financial assistance to subsidiaries, affiliated companies or other companies forming part of the group of which the Company belongs, such as, among others, the providing of loans and the granting of guarantees or securities in any kind or form.
3.The Company may also use its funds to invest in real estate, in intellectual property rights or any other movable or immovable assets in any kind or form.
4.The Company may borrow in any kind or form and privately issue bonds or notes.
5.In a general fashion the Company may carry out any commercial, industrial or financial operation, which it may deem useful in the accomplishment and development of its purposes.
Article 4.- Duration
The Company is established for an unlimited duration. It may be dissolved by a decision of the sole shareholder or by a general meeting of shareholders voting with the quorum and majority rules provided by law and the present Articles of Association.
CHAPTER II. CAPITAL, SHARES
Article 5.- Capital
5.1. The corporate subscribed share capital is set at one hundred twenty-three thousand thirty-six point seven five six eight seven five euro (EUR 123,036.756875) divided into one hundred and ninety-six million eight hundred and fifty-eight thousand eight hundred and eleven (196,858,811) shares having a nominal value of zero point zero zero zero six two five euro (EUR 0.000625) each.
5.2. The company's authorized share capital is fixed at one hundred twenty-eight thousand eight hundred fifty-eight point five six eight one two five euro (EUR 128,858.568125) divided into two hundred and six million one hundred and seventy-three thousand seven hundred and nine (206,173,709) shares with a nominal value of zero point zero zero zero six two five euro (EUR 0.000625) each.

5.3. The Board of Directors is authorized to sub-delegate to one of the Company’s Directors or officer of the Company or to any other duly authorized person, during a period ending five (5) years after the date of publication of the minutes of the extraordinary general meeting of shareholders held on 14 March 2018, in the RESA, Recueil Electronique des Sociétés et Associations, (i) to realise any increase of the corporate capital within the limits of the authorized capital in one or several successive tranches, by the issue of new ordinary shares, with or without share premium, in consideration for a payment in cash or in kind (a) following the exercise of subscription rights and/or (b) following the exercise of conversion rights granted by the Board of Directors under the terms of warrants (which may be separate or attached to ordinary shares, notes or similar instruments), convertible notes or similar instruments issued from time to time by the Company, (c) by conversion of claims or (d) in any other manner; (ii) to determine the place and date of the issue, the issue price, the terms and conditions of the subscription and the payment of the newly issued ordinary shares; and (iii) to withdraw or restrict the preferential subscription right of the shareholders.
a.The ordinary shares may be issued above, at, or below market value, but in any event not below the nominal value or below the accounting par value per ordinary share.
Article 6.- Shares
1.The ordinary shares are and shall remain in registered form only.
2.No fractional ordinary share shall be issued or exist at any time. The Board of Directors shall however be authorized to provide at its discretion for the payment in cash in lieu of any fraction of an ordinary share of the Company.
3.Ordinary shares may be held in trust by one or several shareholders.
4.A register of shareholders will be kept by the Company at its registered office, where it will be available for inspection by any shareholder. This register will contain the precise designation of each shareholder and the indication of the number of ordinary shares held, the indication of the payments made on the ordinary shares as well as the transfers of ordinary shares and the dates thereof. Ownership of ordinary shares will be established by inscription in the said register or in the event separate registrars have been appointed pursuant to Article 6.5, in such separate register(s). Without prejudice to the conditions for transfer by book entries provided for in Article 6.7 of these Articles of Association, a transfer of ordinary shares shall be carried out by means of a declaration of transfer entered in the relevant register, dated and signed by the transferor and the transferee or by their duly authorized representatives or by the Company upon notification of the transfer or acceptance of the transfer by the Company. The Company may accept and enter in the relevant register a transfer on the basis of correspondence or other documents recording the agreement between the transferor and the transferee.
5.The Company may appoint registrars in different jurisdictions who may each maintain a separate register for the ordinary shares entered therein. Shareholders may elect to be entered into one of these registers and to transfer their ordinary shares to another register so maintained. The Board of Directors may however impose transfer restrictions for ordinary shares that are registered, listed, quoted, dealt in or have been placed in certain jurisdictions in compliance with the requirements applicable therein. A transfer to the register kept at the Company's registered office may always be requested.
6.Subject to the provisions of these Article 6.7 and Article 6.9, the Company may consider the person in whose name the ordinary shares are registered in the register of shareholders as the full owner of such shares. In the event that a holder of ordinary shares does not provide an address in writing to which all notices or announcements from the Company may be sent, the Company may permit a notice to this effect to be entered into the register of shareholders and such holder’s address will be deemed to be at the registered office of the Company or such other address as may be so entered by the Company from time to time, until a different address shall be provided to the Company by such holder in writing. The holder may, at any time, change his address as entered in the register of shareholders by means of written notification to the Company.
7.The ordinary shares may be held by a holder (the “Holder”) through a securities settlement system or a Depositary (as this term is defined below). The Holder of ordinary shares held in such fungible securities accounts has the same rights and obligations as if such Holder held the ordinary shares directly. The ordinary shares held through a securities settlement system or a Depositary shall be recorded in an account opened in the name of the Holder and may be transferred from one account to another in accordance with customary procedures for the transfer of securities in book-entry form. However, the Company will make dividend payments, if any, and any other payments in cash, ordinary shares or other securities, if any, only to the securities settlement system or Depositary recorded in the register of shareholders or in accordance with the instructions of such securities settlement system or Depositary. Such payment will grant full discharge of the Company’s obligations in this respect.
8.In connection with a general meeting of shareholders, the Board of Directors may decide that no entry shall be made in the register of shareholders and no notice of a transfer shall be recognized by the Company and the registrar(s) during the period starting on the Record Date (as hereinafter defined) and ending on the closing of such general meeting.
9.All communications and notices to be given to a registered shareholder shall be deemed validly made if made to the latest address communicated by the shareholder to the Company in accordance with Article 6.5 or, if no address has been communicated by the shareholder, the registered office of the Company or such other address as may be so entered by the Company in the register from time to time according to Article 6.7.
10.Where ordinary shares are recorded in the register of shareholders in the name of or on behalf of a securities settlement system or the operator of such system and recorded as book-entry interests in the accounts of a professional depositary or any sub-depositary (any depositary and any sub-depositary being referred to hereinafter as a “Depositary”), the Company - subject to having received from the Depositary a certificate in proper form - will permit the Depositary of such book-entry interests to exercise the rights attaching to the ordinary shares corresponding to the book-entry interests of the relevant Holder, including receiving notices of general meetings, admission to and voting at general meetings, and shall consider the Depositary to be the holder of the ordinary shares corresponding to the book-entry interests for purposes of this Article 6 of the present Articles of Association. The Board of Directors may determine the formal requirements with which such certificates must comply.
Article 7.- Increase and Reduction of Capital
1.The authorized capital and the subscribed capital of the Company may be increased or reduced in one or several times by a resolution of the shareholders voting with the quorum and majority rules set by these Articles of Association or, as the case may be, by the law for any amendment of these Articles of Association.
2.The subscribed capital of the Company may also be increased in one or several times by a resolution of the Board of Directors within the limits of the authorized capital.
3.The new ordinary shares to be subscribed for by contribution in cash will be offered by preference to the existing shareholders in proportion to the part of the capital which those shareholders are holding. The Board of Directors shall determine the period within which the preferred subscription right shall be exercised. This period may not be less than fourteen days from the date of dispatch of a registered mail or any other means of communication individually accepted by the addressees and ensuring access to the information sent to the shareholders announcing the opening of the subscription period.
4.Notwithstanding the above, the general meeting, voting with the quorum and majority rules required for any amendment of the Articles of Association, may suppress, waive or limit the preferential subscription right or authorize the Board of Directors to do so, to the extent that the Board of Directors deems such suppression, waiver or limitation advisable for any issuance or issuances of shares within the scope of the authorized share capital.
5.If after the end of the subscription period not all of the preferential subscription rights offered to the existing shareholder(s) have been subscribed by the latter, third parties may be allowed to participate in the share capital increase, except if the Board of Directors decides that the preferential subscription rights shall be offered to the existing shareholders who have already exercised their rights during the subscription period, in proportion to the portion their ordinary shares represent in the share capital; the modalities for the subscription are determined by the Board of Directors. The Board of Directors may also decide in such case that the share capital shall only be increased by the amount of subscriptions received by the shareholder(s) of the Company.
Article 8.- Acquisition of own shares
The Company may acquire or repurchase its own ordinary shares. The acquisition and holding of its own ordinary shares will be in compliance with the conditions and limits established by the law.
Article 9.- Beneficiary Certificates
1.The Company may issue, from time to time, beneficiary certificates (“parts bénéficiaires”) having the rights set forth in these Articles of Association (the “Beneficiary Certificates”). The Board of Directors is hereby authorized to issue up to one billion four hundred million (1,400,000,000) Beneficiary Certificates without reserving to the existing shareholders a pre-emptive right to subscribe for the Beneficiary Certificates issued. The Beneficiary Certificates may only be issued to shareholders of the Company. The Board of Directors shall determine, in its absolute discretion, to which shareholders such Beneficiary Certificates shall be issued. At the time of their issuance, the Board of Directors shall link the Beneficiary Certificates to one or more ordinary shares of the Company held by the shareholder(s) to whom they are being issued based on a specific ratio applicable to such shareholder as determined by the Board of Directors at time of issuance, with such ratio to be between 1:1 and 20:1 of Beneficiary Certificates to ordinary shares.
2.There are currently three hundred and forty-nine million eight hundred and seventy-six thousand forty (349,876,040) Beneficiary Certificates outstanding out of the four hundred and nineteen million seven hundred and ninety-seven thousand nine hundred (419,797,900) Beneficiary Certificates issued.
3.In the event that the Board of Directors proceeds to an issue of Beneficiary Certificates in accordance with the provisions of this Article 9, it shall take, or cause to be taken, all steps necessary to amend the Articles of Association to reflect such issuance.
4.The Beneficiary Certificates shall be issued in registered form only and the ownership of each Beneficiary Certificate shall be established by an entry in a register of Beneficiary Certificates (the “BC Register”). The BC Register shall constitute evidence of ownership of the Beneficiary Certificates and the person whose name appears in the BC Register as a holder shall be treated as the owner of the Beneficiary Certificates registered in his name.
5.The BC Register may be maintained by the Company at its registered office or may be entrusted by the Company to a transfer agent. The BC Register shall contain the identity of the holders, the number of Beneficiary Certificates held by each of them as well as their address and the date of entry. In case of transfer, redemption or cancellation in accordance with the provisions of these Articles of Association, appropriate entries shall be made.
The Company shall recognize only one single owner per Beneficiary Certificate. If one or more Beneficiary Certificates are jointly owned, or if fractions of a Beneficiary Certificate are held by several holders or if the ownership of such Beneficiary Certificate(s) is disputed, all persons claiming a right to such Beneficiary Certificate(s), or holding a fraction of a Beneficiary Certificate respectively, have to appoint one single attorney to represent such Beneficiary Certificate(s) towards the Company. The failure to appoint such attorney implies a suspension of the voting right(s) attached to such Beneficiary Certificate(s).
1.The Beneficiary Certificates shall not carry any right to participate in any dividend, share premium repayment or any other kind of distributions, including the distribution of any liquidation proceeds, made by the Company.
2.Each Beneficiary Certificate shall carry one (1) vote at any general meeting of the Company and each Beneficiary Certificate will be taken into consideration for the calculation of quorum and majority required for any such general meeting of the Company.
3.The Beneficiary Certificates may not be transferred and shall automatically be cancelled in case of sale or transfer of the share(s) to which they are linked, provided that exceptions to transfers of Beneficiary Certificates or to their cancellation upon sale or transfer of the respective underlying ordinary shares to which they are linked may be made by the Board of Directors on a case-by-case basis and in its absolute discretion, at which time the Board may also recalculate the ratio and, if applicable, re-allocate any such non-cancelled Beneficiary Certificates to the remaining applicable ordinary shares (which are already linked to other Beneficiary Certificates) on a pro rata basis. In case of any permitted recalculation of ordinary shares as a result of a share split, bonus issue of ordinary shares, subdivision or split of shares or a combination of shares through a reverse split or similar actions, the Beneficiary Certificates shall be treated in the same manner as the ordinary shares to which they are linked.
4.In the same manner, all the Beneficiary Certificates shall automatically be cancelled in case the number of ordinary shares held by Rosello Company Limited and D.G.E Investments Ltd, including their respective successors, in the aggregate, falls under seven million five hundred sixty-four thousand six hundred (7,564,600) ordinary shares.
5.Any amendment to the rights of the holders of Beneficiary Certificates set out in the Articles of Association shall require a decision of the general meeting of shareholders adopted with the quorum and majority required for an amendment to the Articles of Association. In addition, the same quorum and majority shall also be reached in a meeting of the holders of Beneficiary Certificates as if the same were voting as a separate class.
CHAPTER III. BOARD OF DIRECTORS, STATUTORY AUDITORS
Article 10.- Board of Directors
1.The Company will be managed and administered by a board of directors (the "Board of Directors") composed of class A directors (the "A Directors") and B Directors (the "B Directors") who need not be shareholders (the "Directors"). The Board of Directors shall always be composed of at least three (3) Directors.
2.The Directors will be elected by the shareholders’ meeting which will determine the duration of their mandate, and they will hold office until their successors are elected. They may be re-elected for successive terms and they may be removed at any time, with or without cause, by a resolution of the shareholders’ meeting.
Article 11.- Vacancy in the office of the Board of Directors
In the event of a vacancy in the office of a member of the Board of Directors because of death, legal incapacity, bankruptcy, resignation or otherwise, this vacancy may be filled on a temporary basis and for a period of time not exceeding the initial mandate of the replaced member of the Board of Directors by the remaining members of the Board of Directors until the next general meetings of the shareholders of the Company which shall resolve on the permanent appointment in compliance with the applicable legal provisions and present Articles of Association.

Article 12.- Meetings of the Board of Directors
i.The Board of Directors may appoint from among its members a chairman (the “Chairman”). It may also appoint a secretary, who need not be a Director and who will be responsible for keeping the minutes of the meetings of the Board of Directors and of the shareholders.
ii.The Board of Directors will meet upon call by the Chairman. A meeting of the Board of Directors must be convened if any of two Directors so require.
iii.The Chairman will preside at all meetings of the Board of Directors and of the shareholders (if required), except that in his absence the Board of Directors may appoint another Director and the general meeting of shareholders may appoint any other person as chairman pro tempore by vote of the majority present or represented at such meeting.
iv.Except in cases of urgency or with the prior consent of all those entitled to attend, at least twenty-four hours’ written notice of board meetings shall be given in writing, by fax, by mail, by e-mail or by any other mean of written communication. Any such notice shall specify the time and place of the meeting as well as the agenda and the nature of the business to be transacted. The notice may be waived by the consent in writing, by fax, by mail or by e-mail of each Director. No separate notice is required for meetings held at times and places specified in a schedule previously adopted by resolution of the Board of Directors.
v.Every Board meeting shall be held in Luxembourg or such other place as the Board of Directors may from time to time determine.
vi.Any Director may act at any meeting of the Board of Directors by appointing in writing, by fax, by email or by mail another Director as his proxy.
vii.A quorum of the Board of Directors shall be one (1) A Director and one (1) B Director present at the meeting or, in the event that no category A or category B director have been appointed, three (3) Directors holding office. When the Section 303A.03 of the New York Stock Exchange Listed Company Manual requires that, at least once a year, only independent directors of the Company may hold a meeting, the quorum required for a meeting of the Board of Directors can be disregarded and the independent directors must all be present or represented at this meeting.
viii.All business arising at any meeting of the Board of Directors shall be determined by resolution passed by a majority of votes cast. In the case of an equality of votes, the Chairman shall have the right to cast the deciding vote (the “Casting Vote”). The Casting Vote shall be personal to the Chairman and will not transfer to any other Director acting as a chairman of a meeting of the Board of Directors in the Chairman’s absence.
ix.One or more Directors may participate in a meeting by means of a conference call, by videoconference or by any similar means of communication enabling thus several persons participating therein to simultaneously communicate with each other. Such participation shall be deemed equivalent to a physical presence at the meeting.
x.A written decision, signed by all the Directors, is proper and valid as though it had been adopted at a meeting of the Board of Directors which was duly convened and held. Such a decision can be documented in a single document or in several separate documents having the same content and each of them signed by one or several Directors.
Article 13.- Minutes of Meetings of the Board of Directors

1.The minutes of any meeting of the Board of Directors will be signed by the Chairman of the meeting and by the secretary (if any). Any proxies will remain attached thereto.
2.Copies or extracts of such minutes which may be produced in judicial proceedings or otherwise will be signed by the Chairman and by the secretary (if any) or by any two members of the Board of Directors.
Article 14.- Powers of the Board of Directors
The Board of Directors is vested with the broadest powers (except for those powers which are expressly reserved by law to the sole shareholder or the general meeting of shareholders) to perform all acts necessary or useful for accomplishing the Company’s object. All powers not expressly reserved by law or by the Articles of Association to the sole shareholder or the general meeting of shareholders are in the competence of the Board of Directors.
Article 15.- Delegation of Powers
According to article 441-10 of the Law, the daily management of the Company as well as the representation of the Company in relation with this management may be delegated to one or more Directors (the “Managing Director(s)”), officers, managers or other agents, associate or not, acting alone or jointly. Their nomination, revocation and powers shall be settled by a resolution of the Board of Directors. The delegation to a member of the Board of Directors shall entail the obligation for the Board of Directors to report each year to the ordinary general meeting on the salary, fees and any advantages granted to the delegate. The Company may also grant special powers by authentic proxy or power of attorney by private instrument.
Article 16.- Conflict of Interests
1.Save as otherwise provided by the Law, any member of the Board of Directors who has, directly or indirectly, a financial interest conflicting with the interest of the Company in connection with a transaction falling within the competence of the Board of Directors, must inform the Board of Directors of such conflict of interest and must have his declaration recorded in the minutes of the meeting of the Board of Directors. The relevant member of the Board of Directors may not take part in the discussions relating to such transaction nor vote on such transaction. Any such conflict of interest must be reported to the next general meeting of shareholders of the Company prior to such meeting taking any resolution on any other item.
2.Where, by reason of conflicting interests, the number of members of the Board of Directors required in order to validly deliberate is not met, the Board of Directors may decide to submit the decision on this specific item to the general meeting of shareholders.
3.The conflict of interest rules shall not apply where the decision of the Board of Directors relates to day-to-day transactions entered into under normal conditions.
4.The daily manager(s) of the Company, if any, are subject to articles 16.1 to 16.3 of these Articles of Association provided that if only one daily manager has been appointed and is in a situation of conflicting interests, the relevant decision shall be adopted by the Board of Directors.
Article 17.- Committees of the board of directors
The Board of Directors may establish one or more committees, including without limitation, an audit committee and a remuneration committee, and for which it shall, if one or more of such committees are set up, appoint the members who may be but do not need to be members of the Board of Directors (subject always, if the ordinary shares of the Company are listed on a foreign stock exchange, to the requirements of such foreign stock exchange applicable to the Company and/or of such regulatory authority competent in relation to such listing), determine the purpose, powers and authorities as well as the procedures and such other rules as may be applicable thereto.
Article 18.- Indemnification
1.The members of the Board of Directors are not held personally liable for the indebtedness or other obligations of the Company. As agents of the Company, they are responsible for the performance of their duties. Subject to the exceptions and limitations listed in Article 18.2 and mandatory provisions of law, every person who is, or has been, a member of the Board of Directors or officer of the Company shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding which he becomes involved as a party or otherwise by virtue of his or her being or having been a director or officer and against amounts paid or incurred by him or her in the settlement thereof. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities.
2.No indemnification shall be provided to any director, officer or shareholder (i) against any liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office (ii) with respect to any matter as to which he or she shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the Board of Directors.
3.The right of indemnification herein provided shall be severable, shall not affect any other rights to which any director or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained herein shall affect or limit any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law. The Company shall specifically be entitled to provide contractual indemnification to and may purchase and maintain insurance for any corporate personnel, including directors and officers of the Company, as the Company may decide upon from time to time.
Article 19.- Representation of the Company
The Company will be bound towards third parties by the joint signature of any A Director and any B Director or by the sole signature of the person to whom the daily management of the Company has been delegated, within such daily management or by the joint signatures or sole signature of any persons to whom such signatory power has been delegated by the Board of Directors, but only within the limits of such power.
Article 20.- Statutory Auditors
1.The transactions of the Company shall be supervised by one or several statutory auditors (commissaires). The general meeting of shareholders shall appoint the statutory auditor(s) and shall determine their term of office, which may not exceed six (6) years.
2.A statutory auditor may be removed at any time, without notice and with or without cause by the general meeting of shareholders.
3.The statutory auditor(s) have an unlimited right of permanent supervision and control of all transactions of the Company.
4.If the general meeting of shareholders of the Company appoints one or more independent auditors (réviseurs d’entreprises agréés) in accordance with Article 69 of the law of 19 December 2002 regarding the trade and companies register and the accounting and annual accounts of undertakings, as amended, the institution of statutory auditors is no longer required.
5.An independent auditor may only be removed by the general meeting of shareholders for cause or with his approval.
CHAPTER IV. MEETING OF SHAREHOLDERS
Article 21.- Powers of the Meeting of Shareholders

The general meeting of shareholders and holders of Beneficiary Certificates shall represent all the shareholders and all the holders of Beneficiary Certificates of the Company (the “General Meeting”). It has the powers conferred upon it by law.
Article 22.- Annual General Meeting
The annual General Meeting shall be held within six (6) months of the end of each financial year in the Grand Duchy of Luxembourg at the registered office of the Company or at such other place in the Grand Duchy of Luxembourg as may be specified in the convening notice of such meeting. Other General Meetings may be held at such place and time as may be specified in the respective convening notices. Holders of bonds are not entitled to attend General Meetings.
Article 23.- Other General Meetings
1.The Board of Directors may convene other General Meetings. Such meetings must be convened if shareholders representing at least ten percent (10%) of the Company’s capital so require.
2.General Meetings, including the annual General Meeting, may be held abroad if, in judgment of the Board of Directors, which is final, circumstances of force majeure so require.
3.General Meetings shall be convened in accordance with the provisions of the law and if the ordinary shares of the Company are listed on a foreign stock exchange, in accordance with the requirements of such foreign stock exchange applicable to the Company.
4.If the ordinary shares of the Company are listed on a foreign stock exchange, all shareholders recorded in any register of shareholders of the Company, the Holder or the Depositary as case may be, and the holders of Beneficiary Certificates, are entitled to be admitted to the General Meeting; provided, however, that the Board of Directors may determine a date and time preceding the General Meeting as the record date for admission to the general meeting of shareholders (the “Record Date”), which may not be less than five (5) days before the date of such meeting.
5.Any shareholder of the Company, Holder or Depositary, as the case may be, and any holder of Beneficiary Certificates may attend the General Meeting by appointing another person as his or her proxy, the appointment of which shall be in writing, in a manner to be determined by the Board of Directors in the convening notice. In case of ordinary shares held through the operator of a securities settlement system or with a Depositary designated by such Depositary, a holder of ordinary shares wishing to attend a General Meeting should receive from such operator or Depositary a certificate certifying the number of ordinary shares recorded in the relevant account on the Record Date and that such ordinary shares are blocked until the closing of the General Meeting to which it relates. The certificate should be submitted to the Company no later than three (3) business days prior to the date of such general meeting. If the shareholder or holder of Beneficiary Certificates votes by means of a proxy, the proxy shall be deposited at the registered office of the Company or with any agent of the Company, duly authorized to receive such proxies, at the same time. The Board of Directors may set a shorter period for the submission of the certificate or the proxy.
Article 24.- Procedure, Vote
1.Shareholders and holders of Beneficiary Certificates will meet upon call by the Board of Directors or the auditor(s) made in compliance with Luxembourg law. The notice sent to the shareholders and to the holders of Beneficiary Certificates in accordance with the law will specify the time and place of the meeting as well as the agenda and the nature of the business to be transacted.
2.If all the shareholders and holders of Beneficiary Certificates are present or represented at a General Meeting and if they state that they have been informed of the agenda of the meeting, the General Meeting may be held without prior notice.
3.Shareholders and holders of Beneficiary Certificates may act at any General Meeting by appointing in writing, by fax, mail, email or by any other mean of written communication, as his proxy another person who need not be a shareholder nor a holder of Beneficiary Certificates.
4.Each shareholder and each holder of Beneficiary Certificates may vote at a General Meeting through a signed voting form sent by mail or facsimile or by any other means of communication authorized by the Board of Directors and delivered to the Company’s registered office or to the address specified in the convening notice. The shareholders and holders of Beneficiary Certificates may only use voting forms provided by the Company which contain at least the place, date and time of the meeting, the agenda of the meeting, the proposals submitted to the resolution of the General Meeting, as well as for each proposal three boxes allowing the shareholder and holder of Beneficiary Certificates to vote in favor of or against the proposed resolution or to abstain from voting thereon by ticking the appropriate boxes. The Company will only take into account voting forms received no later than three (3) business days prior to the date of the General Meeting to which they relate. The Board of Directors may set a shorter period for the submission of the voting forms.
5.The Board of Directors may determine all other conditions that must be fulfilled in order to take part in General Meeting.
6.Except as otherwise required by law or by the present Articles of Association, resolutions will be taken by a simple majority of votes irrespective of the number of shareholders and holders of Beneficiary Certificates present or represented at the General Meeting.
7.One vote is attached to each outstanding ordinary share. Each Beneficiary Certificate entitles its holder to one vote.
8.Copies of extracts of the minutes of the meeting to be produced in judicial proceedings or otherwise will be signed by any two members of the Board of Directors or by the Chairman of the Board of Directors.
CHAPTER V. FINANCIAL YEAR, DISTRIBUTION OF PROFITS
Article 25.- Financial Year
The Company’s financial year begins on the first day of January and ends on the last day of December in every year. The Board of Directors shall prepare annual accounts in accordance with the requirements of Luxembourg law and accounting practice.
Article 26.- Appropriation of Profits
i.From the annual net profits of the Company, five per cent (5%) shall be allocated to the reserve required by law. That allocation will cease to be required as soon and as long as such reserve amounts to ten per cent (10%) of the subscribed capital of the Company.
ii.The General Meeting shall determine how the remainder of the annual net profits will be disposed of. It may decide to allocate the whole or part of the remainder to a reserve or to a provision reserve, to carry it forward to the next following financial year or to distribute it to the shareholders as dividend.

iii.Subject to the conditions fixed by law, the Board of Directors may pay out an advance payment on dividends. The Board of Directors fixes the amount and the date of payment of any such advance payment.
CHAPTER VI. DISSOLUTION, LIQUIDATION
Article 27.- Dissolution, Liquidation
1.The Company may be dissolved by a decision of the General Meeting voting with the same quorum and majority as for the amendment of these Articles of Association, unless otherwise provided by law.
2.Should the Company be dissolved, the liquidation will be carried out by one or more liquidators appointed by the General Meeting, which will determine their powers and their compensation.
3.After payment of all the debts of and charges against the Company and of the expenses of liquidation, the net assets shall be distributed equally to the holders of the ordinary shares pro rata to the number of the ordinary shares held by them.
CHAPTER VII. AMENDMENT OF THE ARTICLES OF ASSOCIATION
Article 28.- Amendments of the Articles of Association
These Articles of Association may be amended by a resolution of the General Meeting adopted under a quorum of fifty per cent (50%) of the share capital of the Company and a majority of two thirds of the votes of the shareholders and holders of Beneficiary Certificates of the Company, provided that the agenda of the General Meeting indicates the proposed amendments and that a copy of the coordinated articles of association is made available at the registered office of the Company at least eight (8) days prior to the general meeting of shareholders and holders of Beneficiary Certificates.
Article 29.- Change of nationality
The shareholders may change the nationality of the Company by a resolution of the General Meeting adopted in the manner required for an amendment of these Articles of Association.
CHAPTER VIII. APPLICABLE LAW
Article 30.- Applicable Law
All matters not governed by these Articles of Association shall be determined in accordance with the Law. Where any matter contained in these Articles of Association conflicts with the provisions of a shareholders' agreement as may be concluded from time to time by the shareholders of the Company, the terms of such shareholders' agreement shall prevail inter partes and to the extent permitted by Luxembourg law.”

Suit la traduction en français du texte qui précède :

CHAPITRE Ier.‑ FORME, DÉNOMINATION, SIÈGE, OBJET, DURÉE
Article 1er. Forme, Dénomination
La société est constituée sous la forme d’une société anonyme, régie par les lois du Grand‑Duché de Luxembourg et notamment la loi du 10 aout 1915 sur les sociétés commerciales (la « Loi »), telle que modifiée, ainsi que par les présents statuts (les « Statuts ») (la « Société »).
La Société adopte la dénomination « SPOTIFY TECHNOLOGY S.A. ».
Article 2. Siège Social
2.1 Le siège social de la Société est établi à Luxembourg-Ville.
2.2 Le siège social peut être transféré à tout autre endroit de la Ville de Luxembourg ou dans toute autre commune du Grand-Duché de Luxembourg par décision du Conseil d'Administration. Des succursales ou autres bureaux peuvent être établis soit au Grand-Duché de Luxembourg, soit à l’étranger par une décision du Conseil d'Administration. Par la suite, le Conseil d’Administration est autorisé à modifier les Statuts afin de refléter le changement de commune du siège social de la Société et d’acter cette modification devant un notaire.

2.3 Dans l’hypothèse où le Conseil de d’Administration estimerait que des événements exceptionnels d'ordre politique, économique ou social ou des catastrophes naturelles se sont produits ou seraient imminents, de nature à interférer avec l'activité normale de la Société à son siège social, il pourra transférer provisoirement le siège social à l'étranger jusqu'à la cessation complète de ces circonstances exceptionnelles. Ces mesures provisoires n'auront toutefois aucun effet sur la nationalité de la Société, laquelle, nonobstant ce transfert provisoire du siège social, restera une société régie par les lois du Grand‑Duché de Luxembourg.
Article 3. Objet
3.1 La Société a pour objet la prise de participations et la détention de participations directes ou indirectes dans des entreprises luxembourgeoises et/ou étrangères ainsi que l'administration, la gestion et la mise en valeur de ces participations.
3.2 La Société peut accorder toute assistance financière à des filiales, des sociétés affiliées ou à d'autres sociétés appartenant au même groupe de sociétés que la Société, notamment des prêts, garanties ou sûretés sous quelque forme que ce soit.
3.3 La Société peut employer ses fonds en investissant dans l'immobilier ou les droits de propriété intellectuelle ou tout autre actif mobilier ou immobilier sous quelque forme que ce soit.
3.4 La Société peut emprunter sous toutes formes et procéder à l’émission d’obligations.
3.5 D'une manière générale, la Société peut effectuer toute opération commerciale, industrielle ou financière qu'elle jugera utile à l'accomplissement et au développement de son objet social.
Article 4. Durée
La Société est établie pour une durée illimitée. Elle peut être dissoute par décision de l’associé unique ou par une assemblée générale des actionnaires votant avec le quorum et la majorité prévus par la loi et les présents Statuts.
CHAPITRE II.‑ CAPITAL, ACTIONS
Article 5. Capital Social
5.1 Le capital social souscrit émis est fixé à cent vingt-trois mille trente-six virgule sept cinq six huit sept cinq euros (EUR 123.036,756875) divisé en cent quatre-vingt-seize millions huit cent cinquante-huit mille huit cent onze (196.858.811) actions d'une valeur nominale de zéro virgule zéro zéro zéro six deux cinq euros (0,000625 EUR) chacune.
5.2. Le capital autorisé de la Société est fixé à cent vingt-huit mille huit cent cinquante-huit virgule cinq six huit un deux cinq euros (EUR 128.858,568125) divisé en deux cent six millions cent soixante-treize mille sept cent neuf (206.173.709) actions d'une valeur nominale de zéro virgule zéro zéro zéro six deux cinq euros (0,000625 EUR) chacune.
5.3 Le Conseil d’Administration est autorisé à sous-déléguer à un des Administrateurs de la Société, fondé de pouvoir de la Société, ou toute autre personne dûment autorisée, pendant une période se terminant cinq (5) ans après la date de publication du procès-verbal de l’assemblée générale extraordinaire des actionnaires tenue le 14 mars 2018, au RESA, Recueil Electronique des Sociétés et Association, de (i) réaliser toute augmentation du capital social dans les limites du capital autorisé en une ou plusieurs tranches successives par l’émission de nouvelles actions ordinaires avec ou sans prime d’émission, en contrepartie d’un paiement en espèces ou en nature, (a) suivant l’exercice des droits de souscription et/ou (b) suivant l’exercice des droits de conversion accordés par le Conseil d’Administration sous les conditions de bons de souscription (pouvant être attachés ou séparés d’actions ordinaires, d’obligations ou autres instruments similaires), d’obligations convertibles ou d’autres instruments similaires émis de temps en temps par la Société, (c) par la conversion de créances ou (d) de toute autre manière, (ii) déterminer le lieu et la date d’émission, le prix d’émission, les conditions générales de souscription et de libération des nouvelles actions ordinaires et (iii) supprimer ou limiter le droit préférentiel de souscription des actionnaires.
5.4 Les actions ordinaires peuvent être émises à une valeur supérieure, égale ou inférieure à leur valeur de marché, mais en aucun cas à une valeur inférieure à leur valeur nominale ou à la valeur nette comptable d’une action ordinaire.

Article 6. Actions
6.1 Les actions ordinaires sont et devront être uniquement sous forme nominative.
6.2 Aucune fraction d’action ordinaire ne peut exister ou être émise. Le Conseil d'Administration est cependant autorisé à organiser de façon discrétionnaire le paiement en espèces au lieu de toute fraction d'action ordinaire de la Société.
6.3 Les actions ordinaires peuvent être détenues en fiducie par un ou plusieurs actionnaires.
6.4 Un registre des actionnaires sera tenu par la Société à son siège social où il sera mis à disposition aux fins de vérifications par tout actionnaire. Ce registre contiendra la désignation précise de chaque actionnaire et l’indication du nombre de ses actions ordinaires, l’indication des paiements effectués sur ses actions ordinaires ainsi que les transferts des actions ordinaires avec leur date. La propriété des actions ordinaires sera établie par l’inscription sur ledit registre ou dans le cas ou des teneurs de registres séparés ont été nommés conformément à l’Article 6.5 des Statuts, dans ce(s) registre(s) séparé(s). Sans préjudice des conditions de transfert par inscriptions prévues à l’Article 6.7 des Statuts, un transfert d’actions ordinaires devra être effectué au moyen d’une déclaration de transfert inscrite dans le registre concerné, datée et signée par le cédant et le cessionnaire ou par leurs représentants dûment autorisés ou par la Société suite à la notification de la cession ou de l’acceptation de la cession par la Société. La Société peut accepter et inscrire un transfert dans le registre approprié sur la base d’une correspondance ou de tout autre document actant un accord entre le cédant et le cessionnaire.
6.5 La Société peut nommer des teneurs de registre dans différentes juridictions qui pourront tenir chacun un registre séparé pour les actions ordinaires qui y seront inscrites. Les actionnaires pourront choisir d'être inscrits dans l'un des registres et de transférer leurs actions ordinaires dans un autre registre tenu de cette façon. Le Conseil d'Administration peut toutefois imposer des restrictions au transfert pour les actions ordinaires inscrites, cotées, traitées ou placées dans certaines juridictions conformément aux exigences applicables dans ces juridictions. Un transfert dans le registre tenu au siège social de la Société peut toujours être demandé.
6.6 Sous réserve des dispositions de l'Article 6.7 et l'Article 6.9, la Société peut considérer la personne au nom de laquelle les actions ordinaires sont inscrites dans le registre des actionnaires comme étant le propriétaire unique desdites actions ordinaires. Dans le cas où un détenteur d'actions ordinaires n’ai pas fourni par voie écrite d'adresse à laquelle toutes les notifications et communications de la Société pourront être envoyées, la Société pourra permettre l’inscription de cette information dans le registre des actionnaires et l'adresse de ce détenteur sera considérée comme étant au siège social de la Société ou à tout autre adresse que la Société pourra inscrire au fil du temps jusqu'à ce que ce détenteur ait fourni par écrit une adresse différente à la Société. Le détenteur peut modifier à tout moment son adresse figurant au registre des actionnaires au moyen d'une notification écrite faite à la Société.
6.7 Les actions ordinaires peuvent être tenues par un porteur (le «Porteur») au travers d’un système de compensation ou d'un Dépositaire (tel que ce terme est défini ci-dessous). Le Porteur d'actions ordinaires détenues dans ces comptes de titres fongibles a les mêmes droits et obligations que si ce Porteur détenait directement les actions ordinaires. Les actions ordinaires détenues au travers d’un système de compensation ou d'un Dépositaire doivent être consignées dans un compte ouvert au nom du Porteur et peuvent être transférées d'un compte à un autre, conformément aux procédures habituelles pour le transfert de titres sous forme d'inscription en compte. Toutefois, la Société versera les dividendes, s’il y en a, ainsi que tout autre paiement en espèces, actions ordinaires ou autres titres, s’il y en a, uniquement au profit du système de compensation ou du Dépositaire inscrits dans le registre des actionnaires ou conformément aux instructions de ce système de compensation ou du Dépositaire. Ce paiement déchargera complètement la Société de ses obligations à cet égard.

6.8 Dans le cadre d'une assemblée générale des actionnaires, le Conseil d'Administration peut décider qu’aucune inscription ne soit faite dans le registre des actionnaires et qu’aucun avis de transfert ne soit reconnu par la Société et le(s) teneur(s) de registre durant la période commençant à la Date d’Inscription (telle que définie ci-après) et se terminant à la clôture de cette assemblée générale.
6.9 Toutes les communications et avis à donner à un actionnaire inscrit sont réputés valablement faits s’ils sont faits à la dernière adresse communiquée par l'actionnaire à la Société conformément à l'Article 6.5 ou, si aucune adresse n'a été communiquée par l'actionnaire, au siège social de la Société ou à toute autre adresse que la Société pourra inscrire dans le registre au fil du temps conformément à l'Article 6.7.
6.10 Lorsque les actions ordinaires sont enregistrées dans le registre des actionnaires au nom ou pour le compte d’un système de compensation ou de l’opérateur d’un tel système et enregistrées comme des entrées dans les comptes d’un dépositaire professionnel ou de tout sous-dépositaire (tout dépositaire et tout sous-dépositaire sera désigné ci-après comme un «Dépositaire»), la Société – sous réserve d'avoir reçu du Dépositaire un certificat en bonne et due forme – permettra au Dépositaire de telles entrées en compte d'exercer les droits attachés aux actions ordinaires correspondant aux entrées en compte du Porteur concerné, y compris de recevoir les convocations aux assemblées générales, l'admission et le vote aux assemblées générales et devra considérer le Dépositaire comme étant le porteur des actions ordinaires correspondant aux entrées en compte aux fins du présent Article 6 des présents Statuts. Le Conseil d'Administration peut déterminer les conditions de forme auxquelles devront répondre ces certificats.
Article 7. Augmentation et Réduction du Capital Social
7.1 Le capital autorisé et le capital émis de la Société peut être augmenté ou réduit, en une ou en plusieurs fois, par une résolution de l’assemblée générale des actionnaires, selon le cas, adoptée aux conditions de quorum et de majorité exigées par les présents Statuts ou, le cas échéant, par la loi pour toute modification des Statuts.
7.2 Le capital souscrit de la Société peut également être augmenté à une ou plusieurs reprises par une résolution du Conseil d’Administration, dans les limites du capital autorisé.
7.3 Les nouvelles actions ordinaires à souscrire par apport en numéraire seront offertes par préférence aux actionnaires existants proportionnellement à la part du capital qu’ils détiennent. Le Conseil d'Administration fixera le délai pendant lequel le droit préférentiel de souscription devra être exercé. Ce délai ne pourra pas être inférieur à quatorze jours à compter de la date d'envoi d'une lettre recommandée ou de tout autre moyen de communication accepté individuellement par les destinataires et garantissant l'accès aux informations transmises aux actionnaires annonçant l'ouverture de la période de souscription.
7.4 Par dérogation à ce que est dit ci-dessus, l'assemblée générale, délibérant aux mêmes conditions de quorum et de majorité que celles exigées pour toute modification des Statuts, peut supprimer, renoncer ou limiter le droit préférentiel de souscription ou autoriser le Conseil d’Administration à le faire, dans la mesure où le Conseil d'Administration jugera cette suppression, renonciation ou limitation opportune pour toute émission ou émissions d'actions dans la cadre du capital autorisé.
7.5 Si après la fin de la période de souscription, tous les droits préférentiels de souscription offerts aux actionnaires existants n'ont pas été exercés par ces derniers, des tiers peuvent être autorisés à participer à l'augmentation du capital social, sauf si le Conseil d'Administration décide que les droits préférentiels de souscription seront offerts aux actionnaires existants qui ont déjà exercé leurs droits pendant la période de souscription, proportionnellement à la part de leurs actions ordinaires dans le capital social; les modalités de souscription sont déterminées par le Conseil d'Administration. Le Conseil d'Administration peut également décider dans ce cas que le capital social ne sera augmenté qu’à concurrence du montant des souscriptions reçues par le(s) actionnaire(s) de la Société
Article 8. Rachat d’actions
La Société peut acquérir ou racheter ses propres actions ordinaires.

L’acquisition et la détention de ses propres actions ordinaires se fera conformément aux conditions et dans les limites fixées par la loi.
Article 9. Parts Bénéficiaires
9.1 La Société peut émettre à tout moment des parts bénéficiaires disposant de droits fixés par les Statuts (les “Parts Bénéficiaires”). Le Conseil d'Administration est autorisé à émettre jusqu’à un milliard quatre cent millions (1.400.000.000) de Parts Bénéficiaires sans qu’un droit préférentiel de souscription soit réservé aux actionnaires existants pour les Parts Bénéficiaires émises. Les Parts Bénéficiaires ne pourront être émises qu’aux actionnaires de la Société. La décision d’émettre des Parts Bénéficiaires à un actionnaire relève de l’entière discrétion du Conseil d'Administration. Au moment de leur émission, le Conseil d'Administration devra lier les Parts Bénéficiaires à une ou plusieurs actions ordinaires de la Société détenues par l' (les) actionnaire(s) en faveur duquel (desquels) elles ont été émises, sur base d’un ratio applicable à cet actionnaire tel que fixé par le Conseil d'Administration au moment de l'émission, ce ratio devant se situer entre 1:1 et 20:1 des Parts Bénéficiaires aux actions ordinaires.
9.2 Il y a actuellement trois cent quarante-neuf millions huit cent soixante-seize mille quarante (349.876.040) Parts Bénéficiaires en circulation sur les quatre cent dix-neuf millions sept cent quatre-vingt-dix-sept mille neuf cents (419.797.900) Parts Bénéficiaires émises.
9.3 Dans l'hypothèse où le Conseil d'Administration procède à une émission des Parts Bénéficiaires conformément aux dispositions du présent Article 9, il prend, ou fait prendre, tous les étapes nécessaires à la modification des Statuts afin qu’ils reflètent cette émission.
9.4 Les Parts Bénéficiaires seront émises uniquement sous forme nominative et la propriété de chaque Part Bénéficiaire s'établit par inscription au registre des Parts Bénéficiaires (le “Registre PB”). Le Registre PB constitue la preuve de la propriété des Parts Bénéficiaires et toute personne dont le nom figure au Registre PB comme titulaire est considérée propriétaire des Parts Bénéficiaires enregistrées à son nom.
9.5 Le Registre PB pourra être tenu par la Société à son siège social ou pourra être confié par la Société à un agent de transfert. Le Registre PB doit contenir l'identité des détenteurs de Parts Bénéficiaires, le nombre des Parts Bénéficiaires détenues par chacun d'eux ainsi que leur adresse et date d'entrée. En cas de transfert, rachat ou annulation effectués conformément aux dispositions des Statuts, les écritures correspondantes devront être inscrites au registre.
La Société ne reconnaît qu'un seul propriétaire par Part Bénéficiaire. Si la propriété de la Part Bénéficiaire est indivise, ou si des fractions d’une Part Bénéficiaire sont détenues par plusieurs détenteurs de Parts Bénéficiaires ou si la propriété de ces Parts Bénéficiaires est contestée, l’ensemble des personnes invoquant un droit sur cette (ces) Part(s) Bénéficiaire(s), ou disposant d'une fraction d’une Part Bénéficiaire respectivement, doivent nommer un mandataire spécial pour représenter cette (ces) Part(s) Bénéficiaire(s) envers la Société. Le manquement à cette obligation de nomination pourra entraîner la suspension du (des) droit(s) de vote rattaché(s) à de telle(s) Part(s) Bénéficiaire(s).
9.6 Les Parts Bénéficiaires ne donnent pas le droit aux dividendes, remboursement de primes d'émission ou à des distributions de quelque type que ce soit, y compris la distribution du boni de liquidation réalisée par la Société.
9.7 Chaque Part Bénéficiaire donne droit à une (1) voix à toute assemblée générale des actionnaires de la Société et chaque Part Bénéficiaire sera prise en considération dans le calcul du quorum et de la majorité requis pour les assemblées générales de la Société.
9.8 Les Parts Bénéficiaires ne peuvent pas être transférées et devront être automatiquement annulées en cas de cession ou de transfert de(s) l’action(s) à laquelle (auxquelles) elles sont liées, étant donné que les exceptions aux transferts des Parts Bénéficiaires ou à leur annulation lors de la cession ou du transfert des actions ordinaires sous-jacentes auxquelles elles sont liées seront décidées par le Conseil d'Administration au cas par cas et relèveront de son entière discrétion, à cette occasion, le Conseil d’Administration pourra aussi recalculer le ratio et, le cas échéant, répartir les Parts Bénéficiaires non annulées aux actions ordinaires éligibles restantes (déjà liées à d’autres Parts Bénéficiaires) au prorata. En cas d'un calcul autorisé d’actions ordinaires résultant d’un fractionnement d’actions, d’attribution d'actions ordinaires gratuites, d’une subdivision ou division des actions ou combinaison d’actions à travers une consolidation ou action similaire, les Parts Bénéficiaires sont traitées de la même manière que les actions ordinaires auxquelles elles sont liées.
9.9 De la même façon, toutes les Parts Bénéficiaires seront automatiquement annulées dans l'hypothèse où le nombre d'actions ordinaires total détenu par Rosello Company Limited et D.G.E Investments Ltd, et leurs successeurs, descendrait en dessous de sept millions cinq cent soixante-quatre mille six cents (7.564.600) actions ordinaires.
9.10 Toute modification affectant les droits des détenteurs de Parts Bénéficiaires fixés dans les Statuts requiert une décision de l'assemblée générale des actionnaires prise aux conditions de quorum et de majorité requises pour une modification des Statuts. En outre, les mêmes quorum et majorité devront également être atteints à une assemblée des titulaires des Parts Bénéficiaires comme s’ils votaient en tant que catégorie distincte.
CHAPITRE III.‑ ADMINISTRATEURS, COMMISSAIRE AUX COMPTES
Article 10. Conseil d’Administration
10.1 La Société est gérée et administrée par un conseil d'administration (le "Conseil d'Administration") composé de membres de catégorie A (les "Administrateurs A") et de membres de catégorie B (les "Administrateurs B"), associés ou non (les "Administrateurs"). Le Conseil d’Administration doit toujours être composé au minimum de trois (3) Administrateurs.
10.2 Les Administrateurs seront nommés par l’assemblée générale qui détermine la durée de leur mandat, et ils resteront en fonction jusqu’à ce que leurs successeurs soient élus. Ils peuvent être réélus pour des mandats successifs et ils peuvent être révoqués à tout moment, avec ou sans motif par décision de l’assemblée générale.

Article 11. Vacance d’un poste de membre du Conseil d’Administration
En cas de vacance d'un membre du Conseil d'administration en raison d'un décès, d'une incapacité légale, d'une faillite, d'une démission ou autre, ce poste peut être pourvu de manière temporaire et pour une durée n'excédant pas le mandat initial du membre remplacé du Conseil d'Administration, par les autres membres du Conseil d'Administration jusqu'à la prochaine assemblée générale des actionnaires de la Société qui se prononcera sur la nomination permanente dans le respect des dispositions légales applicables et des présents Statuts.
Article 12. Réunions du Conseil d’Administration
12.1 Le Conseil d’Administration peut choisir parmi ses membres un président (le « Président »). Il pourra également nommer un secrétaire qui n’a pas besoin d’être membre du Conseil d’Administration et qui sera responsable de la tenue des procès-verbaux des réunions du Conseil d’Administration et des actionnaires.
12.2 Le Conseil d’Administration se réunira sur convocation du Président. Une réunion du Conseil d’Administration doit être convoquée si deux Administrateurs le demandent.
12.3 Le Président présidera toutes les réunions du Conseil d’Administration et les assemblées générales des actionnaires (si nécessaires), mais en son absence le Conseil d’Administration pourra désigner un autre membre du Conseil d’Administration et l’assemblée générale des actionnaires pourra désigner toute autre personne comme président pro tempore à la majorité des membres présents ou représentés.
12.4 Sauf en cas d’urgence ou avec l’accord écrit préalable de tous ceux qui ont le droit d’y assister, une convocation écrite de toute réunion du Conseil

d’Administration devra être transmise, vingt-quatre heures au moins avant la date prévue pour la réunion, par télécopie, par courrier, par courriel ou tout autre moyen de communication. La convocation indiquera la date, l’heure et le lieu de la réunion ainsi que l’ordre du jour et la nature des affaires à traiter. Il pourra être passé outre cette convocation avec l’accord écrit transmis par télécopie, par courrier ou par courriel de chaque membre du conseil d’Administration. Une convocation spéciale ne sera pas requise pour les réunions se tenant à une date et à un endroit déterminés dans une résolution préalablement adoptée par le Conseil d’Administration.
12.5 Toute réunion du Conseil d’ Administration se tiendra à Luxembourg ou tout autre endroit que le Conseil d’Administration pourra déterminer d’un temps à l’autre.
12.6 Tout membre du Conseil d’Administration pourra se faire représenter aux réunions du Conseil d’ Administration en désignant par écrit, par télécopie, par couriel ou par courrier un autre membre du Conseil d’ Administration comme son mandataire.
12.7 Le quorum du Conseil d’Administration est d’un (1) Administrateur A et d’un (1) Administrateur B présent à la réunion ou, dans l’hypothèse où aucun administrateur de catégorie A ou de catégorie B n’ait été nommé, trois (3) Administrateurs en fonction. Dans le cas où, la Section 303A.03 du manuel des sociétés cotées de la bourse de New-York (New-York Stock Exchange Listed Company Manual), exige qu’une réunion des administrateurs indépendants prenne place au moins une fois par an, le quorum requis pour une réunion du Conseil d’Administration pourra être ignoré et tous les administrateurs indépendants devront alors être présents ou représentés à cette réunion.
12.8 Toutes les affaires à l’ordre du jour de toute réunion du Conseil d’Administration seront déterminées par une résolution passée à la majorité des voix en faveur de la résolution. Dans le cas d’une égalité de voix, le Président aura une voix prépondérante (la « Voix Prépondérante»). La Voix Prépondérante sera personnelle au Président et ne pourra être transférée à un Administrateur agissant comme président de la réunion du Conseil d’Administration, en l’absence du Président.
12.9 Un ou plusieurs Administrateurs peuvent participer à une réunion par conférence téléphonique, visioconférence ou par tout autre moyen de communication similaire permettant ainsi à plusieurs personnes y participant de communiquer simultanément l’une avec l’autre. Une telle participation sera considérée équivalente à une présence physique à la réunion.
12.10 Une décision écrite signée par tous les Administrateurs est régulière et valable comme si elle avait été adoptée à une réunion du Conseil d’Administration, dûment convoquée et tenue. Une telle décision pourra être consignée dans un seul ou plusieurs écrits séparés ayant le même contenu et signé par un ou plusieurs Administrateurs.
Article 13. Procès-verbaux des Réunions du Conseil d’Administration
13.1 Les procès-verbaux de toute réunion du Conseil d'Administration seront signés par le Président de la réunion et par le secrétaire (s’il y a un). Les procurations resteront annexées aux procès-verbaux.
13.2 Les copies ou extraits de ces procès-verbaux, destinés à servir en justice ou ailleurs, seront signés par le Président et le secrétaire (s’il y en a) ou par deux membres du Conseil d’Administration.
Article 14. Pouvoirs du Conseil d’Administration
Le Conseil d’Administration est investi de tous les pouvoirs (à l’exception de ceux qui sont expressément réservés par la loi à l’associé unique ou à l’assemblée générale des actionnaires) pour accomplir tout acte nécessaire pour accomplir l’objet social de la Société. Tous pouvoirs qui ne sont pas expressément réservés par la loi ou par les Statuts à l’associé unique ou à l’assemblée générale des actionnaires sont dans la compétence du Conseil d’Administration.
Article 15. Délégation de Pouvoirs

La gestion journalière de la Société ainsi que la représentation de la Société en ce qui concerne cette gestion pourront, conformément à l'article 441-10 de la Loi, être déléguées à un ou plusieurs Administrateurs (le(s) « Administrateur(s) Délégué(s) », directeurs, gérants et autres agents, associés ou non, agissant seuls ou conjointement. Leur nomination, leur révocation et leurs attributions seront réglées par une décision du Conseil d'Administration. La délégation à un membre du Conseil d'Administration impose au conseil d’Administration l’obligation de rendre annuellement compte à l’assemblée générale ordinaire, des traitements, émoluments et avantages quelconques alloués au délégué. La Société peut également conférer tous mandats spéciaux par procuration authentique ou sous seing privé.
Article 16. Conflit d'Intérêts
16.1 Sauf dispositions contraires de la Loi, tout membre du Conseil d’Administration qui a, directement ou indirectement, un intérêt de nature patrimoniale opposé à celui de la Société à l’occasion d’une opération relevant du Conseil d’Administration est tenu d’en prévenir le Conseil d’Administration et de faire mentionner cette déclaration dans le procès-verbal de la séance. L’administrateur concerné ne peut prendre part ni aux discussions relatives à cette opération, ni au vote y afférent. Ce conflit d’intérêts doit également faire l’objet d’un rapport aux actionnaires, lors de la prochaine assemblée générale des actionnaires, et avant toute prise de décision de l’assemblée générale des actionnaires sur tout autre point à l’ordre du jour.
16.2 Lorsque, en raison d’un conflit d’intérêts, le nombre d’administrateurs requis afin de délibérer valablement n’est pas atteint, le Conseil d’Administration peut décider de déférer la décision sur ce point spécifique à l’assemblée générale des actionnaires.
16.3 Les règles relatives aux conflits d'intérêts ne s'appliquent pas lorsque la décision du Conseil d'Administration se rapporte à des opérations courantes conclues dans des conditions normales.
16.4 Le(s) délégués à la gestion journalière de la Société le cas échéant, sont soumis aux articles 16.1 à 16.3 des présents Statuts à condition qu’un seul délégué à la gestion journalière de la Société ait été désigné et se trouve en situation conflit d'intérêts, la décision visée devant être adoptée par le Conseil d'Administration.
Article 17. Comité du Conseil d’Administration
Le Conseil d’Administration peut créer un ou plusieurs comités, incluant sans limitation, un comité d’audit et un comité de rémunération, et pour lesquels il doit, si un ou plusieurs de ces comités sont mis en place, nommer les membres qui peuvent, mais ne doivent pas nécessairement, être des membres du Conseil d'Administration (si les actions ordinaires de la Société sont cotées à une bourse étrangère toujours sous réserve des exigences de cette bourse étrangère applicables à la Société et/ou de l’autorité de régulation compétente en relation avec cette cotation), déterminer le but, les pouvoirs et compétences ainsi que les procédures et les autres règles pour autant que de besoin.
Article 18. Indemnisation
18.1 Les membres du Conseil d'Administration ne sont pas tenus personnellement responsables des dettes ou des autres obligations de la Société. En tant que mandataires de la Société, ils sont responsables de l’exercice de leurs fonctions. Sous réserve des exceptions et limites prévues à l'Article 18.2 ainsi que des dispositions impératives de la loi, toute personne qui est, ou a été, membre du Conseil d'Administration ou dirigeant de la Société devra être indemnisé par la Société, dans toute la mesure permise par la loi, pour toute responsabilité et toute dépense raisonnablement engagées ou payées par lui en rapport avec toute réclamation, action, poursuite ou procédure dans lesquelles il est impliqué en tant que partie ou pour être ou avoir été un administrateur ou un dirigeant, et pour les sommes payées ou engagées par lui dans le règlement de celles-ci. Les mots «demande», «action », «poursuite» ou «procédure» s'appliqueront à toutes les demandes, actions, poursuites ou procédures (civiles, pénales ou autres, y compris les appels) actuelles ou menacées et les mots « responsabilité » et «dépenses» comprennent, sans limitation les frais d'avocat, les coûts, les jugements, les montants payés en transaction et autres passifs.

18.2 Aucune indemnisation ne sera due à tout administrateur, dirigeant ou actionnaire (i) contre toute responsabilité en raison de fautes intentionnelles, de mauvaise foi, de négligence grave ou d’une imprudence flagrante des tâches concernées dans l’exercice de sa fonction (ii) à l'égard de toute affaire dans laquelle il/elle aura été finalement condamné pour avoir agi de mauvaise foi et non contre l'intérêt de la Société ou (iii) dans le cas d'une transaction, à moins que la transaction ait été approuvée par un tribunal d’une juridiction compétente, ou par le Conseil d'Administration.
18.3 Le droit à indemnisation prévu ici est divisible, ne doit pas porter atteinte à tout autre droit auquel tout administrateur ou dirigeant peut présentement ou postérieurement avoir droit et doit continuer pour une personne qui a cessé d'être un tel administrateur ou dirigeant et bénéficiera aux héritiers, exécuteurs testamentaires et administrateurs d’une telle personne. Aucune de ces dispositions ne peut affecter ou limiter les droits à indemnisation dont le personnel de l’entreprise, y compris les administrateurs et dirigeants, peuvent avoir droit par contrat ou autrement en vertu de la loi. La Société est expressément habilitée à fournir une indemnisation contractuelle et peut souscrire et maintenir une assurance pour tout membre du personnel de l’entreprise, y compris les administrateurs et dirigeants de la Société, à tout moment.
Article 19. Représentation de la Société
Vis-à-vis des tiers, la Société sera engagée par la signature conjointe d’un Administrateur A et d’un Administrateur B, ou par la signature individuelle de la personne à laquelle la gestion journalière de la Société a été déléguée dans les limites d’une telle délégation, ou par la signature conjointe ou par la signature individuelle de toutes personnes à qui un tel pouvoir de signature aura été délégué par le Conseil d’Administration, mais seulement dans les limites de ce pouvoir.
Article 20. Commissaires aux Comptes
20.1 Les transactions de la Société devront être contrôlées par un ou plusieurs commissaires aux comptes. L'assemblée générale des actionnaires devra nommer le(s) commissaire(s) aux comptes et devra déterminer leur mandat, lequel ne peut excéder six (6) ans.
20.2 Un commissaire aux comptes peut être révoqué à tout moment, sans préavis et avec ou sans motif, par l'assemblée générale des actionnaires.
20.3. Le(s) commissaire(s) aux comptes dispose(nt) d'un droit de regard et de contrôle permanent et illimité sur toutes les opérations de la Société.
20.4. Si l'assemblée générale des actionnaires de la Société nomme un ou plusieurs réviseurs d'entreprises agréés conformément à l'article 69 de la loi du 19 décembre 2002 relative au registre du commerce et des sociétés et à la comptabilité et aux comptes annuels des entreprises, telle que modifiée, la nomination des commissaires aux comptes n'est plus requise.
20.5. Un auditeur indépendant ne peut être révoqué que par l'assemblée générale des actionnaires pour un motif valable ou avec son approbation.
CHAPITRE IV.‑ ASSEMBLÉE GÉNÉRALE DES ACTIONNAIRES
Article 21. Pouvoirs de l'Assemblée Générale des Actionnaires
L’assemblée générale des actionnaires de la Société et les détenteurs de Parts Bénéficiaires représentent l'ensemble des actionnaires et l’ensemble des détenteurs de Parts Bénéficiaires de la Société (l’ « Assemblée Générale »). L’Assemblée Générale a tous les pouvoirs qui lui sont réservés par la loi.
Article 22. Assemblée Générale Annuelle
L'Assemblée Générale annuelle devra se tenir dans les six (6) mois suivant la fin de chaque exercice social au Grand-Duché de Luxembourg, au siège social de la Société ou à tout autre endroit au Grand-Duché de Luxembourg tel qu’indiqué dans la convocation de cette assemblée. D'autres Assemblées Générales peuvent être tenues au lieu et à l'heure spécifiés dans leurs convocations respectives. Les porteurs d'obligations n'ont pas le droit d'assister aux Assemblées Générales.
Article 23. Autres Assemblées Générales

23.1 Le Conseil d'Administration peut convoquer d’autres Assemblées Générales. De telles assemblées doivent être convoquées à la demande des actionnaires représentant au moins dix pour cent (10%) du capital social.
23.2 Les Assemblées Générales, y compris l'Assemblée Générale annuelle, peuvent se tenir à l'étranger chaque fois que des circonstances de force majeure, appréciées souverainement par le Conseil d'Administration, le requièrent.
23.3 Les Assemblées Générales sont convoquées conformément aux dispositions de la loi et si les actions ordinaires de la Société sont cotées sur une bourse étrangère, conformément aux exigences de cette bourse étrangère applicables à la Société.
23.4 Si les actions ordinaires de la Société sont cotées sur une bourse étrangère, tous les actionnaires inscrits dans un registre des actionnaires de la Société, le Porteur ou le Dépositaire, selon le cas, et les détenteurs de Parts Bénéficiaires, ont le droit d'être admis à l'Assemblée Générale; cependant, le Conseil d'Administration pourra déterminer une date et une heure antérieures à l'Assemblée Générale comme date de référence pour l'admission à l'assemblée générale des actionnaires (la «Date d'Inscription »), qui ne pourra être inférieure à cinq (5) jours avant la date de cette assemblée.
23.5 Tout actionnaire de la Société, Porteur ou Dépositaire, selon le cas, et tout détenteur de Parts Bénéficiaires peut assister à l’Assemblée Générale en nommant une autre personne comme son mandataire, une telle nomination doit être faite par écrit d’une manière devant être déterminée par le Conseil d'Administration dans la convocation. Dans le cas d'actions ordinaires détenues par l'opérateur d'un système de compensation ou par un Dépositaire désigné par un tel Dépositaire, un porteur d'actions ordinaires qui souhaite assister à une Assemblée Générale doit recevoir de ces mêmes opérateurs ou Dépositaires un certificat attestant le nombre d’actions ordinaires inscrites dans le compte correspondant à la Date d'Inscription et attestant que ces actions ordinaires sont bloquées jusqu'à la clôture de l'Assemblée Générale en question. Le certificat devra être présenté à la Société au plus tard trois (3) jours ouvrables avant la date de cette assemblée générale. Si l’actionnaire ou le détenteur de Parts Bénéficiaires vote au moyen d'une procuration, la procuration doit être déposée au siège social de la Société ou chez tout autre agent de la Société, dûment autorisé à recevoir ces procurations, dans le même temps. Le Conseil d'Administration peut fixer un délai plus court pour le dépôt du certificat ou de la procuration.
Article 24. Procédure, Vote
24.1 Les actionnaires et les détenteurs de Parts Bénéficiaires se réunissent après convocation du Conseil d’Administration ou des commissaires aux comptes, conformément aux conditions fixées par la loi. La convocation envoyée aux actionnaires et détenteurs de Parts Bénéficiaires indiquera la date, l’heure et le lieu de l’Assemblée Générale ainsi que l'ordre du jour et la nature des affaires à traiter lors de l’Assemblée Générale des actionnaires.
24.2 Si tous les actionnaires et détenteurs de Parts Bénéficiaires sont présents ou représentés à une Assemblée Générale et déclarent avoir eu connaissance de l'ordre du jour de l'Assemblée Générale, celle-ci peut se tenir sans convocation préalable.
24.3 Un actionnaire et un détenteur de Parts Bénéficiaires peuvent agir à toute Assemblée Générale en désignant par écrit, par télécopie, par courriel, par courrier ou tout autre moyen de communication écrit, un mandataire qui ne doit pas obligatoirement être un actionnaire ou un détenteur de Parts Bénéficiaires.
24.4 Chaque actionnaire et chaque détenteur de Parts Bénéficiaires peut voter à une Assemblée Générale par un formulaire de vote signé envoyé par courrier ou par télécopie ou par tout autre moyen de communication autorisé par le Conseil d'Administration, et livré au siège social de la Société ou à l'adresse figurant dans la convocation. Les actionnaires et détenteurs de Parts Bénéficiaires ne peuvent utiliser que les formulaires de vote fournis par la Société qui contiennent au moins le lieu, la date et l'heure de la réunion, l'ordre du jour de la réunion, les propositions soumises aux décisions de l'Assemblée Générale ainsi que pour chaque proposition, trois cases permettant à l'actionnaire et au détenteur de Parts Bénéficiaires de voter en faveur ou contre la résolution proposée ou de s'abstenir de voter en cochant les cases appropriées. La Société ne tiendra compte que des formulaires de vote reçus au plus tard trois (3) jours ouvrables avant la date de l'Assemblée Générale à laquelle ils se rapportent. Le Conseil d'Administration peut fixer une période plus courte pour la réception des formulaires de vote.
24.5. Le Conseil d'Administration peut déterminer toutes les autres conditions à remplir pour participer à l'Assemblée Générale.
24.6. Sauf disposition contraire de la loi ou des présent Statuts, les décisions seront prises à la majorité simple des voix, quel que soit le nombre d'actionnaires et de détenteurs de Parts Bénéficiaires présents ou représentés à l'Assemblée Générale.
24.7. Un vote est attaché à chaque action ordinaire émise. Chaque Part Bénéficiaire donne droit à une voix à son détenteur.
24.8. Des copies des extraits du procès-verbal de l'assemblée à produire en justice ou autrement seront signées par deux Administrateurs ou par le Président du Conseil d'Administration.
CHAPITRE V.‑ ANNÉE SOCIALE, RÉPARTITION DES BÉNÉFICES
Article 25. Année Sociale
L'année sociale de la Société commence le premier janvier de chaque année et finit le trente et un décembre de la même année. Le Conseil d’Administration doit préparer les comptes annuels de la société conformément à la loi luxembourgeoise et à la pratique comptable.
Article 26. Répartition des Bénéfices
26.1 Sur les bénéfices nets de la Société il sera prélevé cinq pour cent (5%) pour la formation d'un fonds de réserve légale. Ce prélèvement cesse d'être obligatoire lorsque et aussi longtemps que la Réserve Légale atteindra dix pour cent (10%) du capital émis.
26.2 L'Assemblée Générale décide de l'affectation du solde des bénéfices annuels nets. Elle peut décider de verser la totalité ou une partie du solde à un compte de réserve ou de provision, de le reporter à nouveau ou de le distribuer aux actionnaires comme dividendes.
26.3 Dans les conditions établies par la loi, le Conseil d’Administration peut payer une avance sur les dividendes. Le Conseil d’Administration détermine la date et le montant de tout payement d’acompte sur dividendes.
CHAPITRE VI.‑ DISSOLUTION, LIQUIDATION
Article 27. Dissolution, Liquidation
27.1 La Société peut être dissoute par une résolution de l'Assemblée Générale délibérant aux mêmes conditions de quorum et de majorité que celles exigées pour toute modification des Statuts, sauf dispositions contraires de la loi.
27.2 En cas de dissolution de la Société, la liquidation sera effectuée par un ou plusieurs liquidateurs nommés par l'Assemblée Générale et qui fixera les pouvoirs et émoluments de chacun des liquidateurs.
27.2 Le surplus résultant de la réalisation de l’actif et du paiement de l’ensemble des dettes sera réparti entre les actionnaires en proportion du nombre des actions ordinaires qu'ils détiennent dans la Société.

CHAPITRE VII. MODIFICATION DES STATUTS
Article 28. Modifications des Statuts
Les présents Statuts peuvent être modifiés par une résolution de l'Assemblée Générale adoptée à un quorum de cinquante pour cent (50%) du capital social de la Société et une majorité des deux tiers des voix des actionnaires et des détenteurs de Parts Bénéficiaires de la Société, à condition que l'ordre du jour de l'Assemblée Générale indique les modifications proposées et qu'une copie des statuts coordonnés soit mise à disposition au siège social de la Société au moins huit (8) jours avant l’assemblée générale des actionnaires et des détenteurs de Parts Bénéficiaires.
Article 29. Changement de nationalité
Les actionnaires peuvent changer la nationalité de la Société par une résolution de l'Assemblée Générale adoptée de la manière requise pour une modification des Statuts.

CHAPITRE VIII.‑ LOI APPLICABLE
Article 30. Loi Applicable
Toutes les questions qui ne sont pas régies par les présents Statuts seront déterminées conformément à la Loi. En cas de contradiction entre les dispositions d'un pacte d'actionnaires qui pourrait être conclu à tout moment par les actionnaires de la Société, les termes de ce pacte prévaudront inter partes et dans la mesure permise par loi luxembourgeoise.

STATUTS COORDONNES, délivrés à la société sur sa demande.

Belvaux, le 14 avril 2022.

Signé par Maître Frédérique HENGEN, notaire de résidence à Rambrouch, Grand-Duché de Luxembourg, agissant en vertu d'un mandat verbal, en remplacement de son collègue Maître Jean-Joseph WAGNER, momentanément absent.